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                                                                   EXHIBIT 10.45


                                      NABI
                      5800 PARK OF COMMERCE BOULEVARD, N.W.
                            BOCA RATON, FLORIDA 33487

                         Effective as of October 1, 2001

Mr. C. Thomas Johns
382 SW 5th Way
Boca Raton, FL 33432


Dear Tom:

You have agreed to serve as a Senior Vice President, Manufacturing Operations for Nabi. The following are the terms of such employment:

1. TERM: You will serve as a Senior Vice President, Manufacturing Operations of Nabi for a period beginning as of the date hereof and ending on September 30, 2004, unless your employment is sooner terminated as provided below (the "Employment Period"). In the event that your employment by the Company continues beyond the Employment Period, your continued employment by the Company shall be on an at will basis and may be terminated by either party upon thirty (30) days' prior notice unless you and the Company shall have entered into a written renewal of this Agreement.

2. SALARY: Your salary will be $180,000.00 per year, payable bi-weekly during the Employment Period. Your salary will be subject to discretionary annual increases as determined by Nabi's Board of Directors.

3. BONUS: You will be entitled to participate in Nabi's VIP Management Incentive Program.

Unless the Employment Period is terminated for "cause" pursuant to Section 7(B)
(b) below, bonus compensation shall be pro rated in respect of any calendar year during which the Employment Period terminates based on the amount of bonus compensation which would have been payable with respect to such year per your original VIP Management Incentive Program participation, divided by 12, times the number of full calendar months during the relevant year you were employed prior to the termination of the Employment Period. If the Employment Period is terminated pursuant to Section 7 (B)(b) below, no bonus compensation is payable with respect to the calendar year during which it is terminated.



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Bonus payments shall be payable within 120 days after the end of the relevant calendar year.

4. AUTO ALLOWANCE: While an employee under the terms of this Agreement, you shall receive an auto allowance of not less than $900.00 per month.

5. BENEFITS: During the Employment Period, you will be eligible to participate in such fringe benefits programs as are accorded to other similarly situated Nabi employees.

6. DUTIES AND EXTENT OF SERVICES:

(A) During the Employment Period, you agree to devote substantially all of your working time, and such energy, knowledge, and efforts as is necessary to the discharge and performance of your duties provided for in this Agreement and such other reasonable duties and responsibilities consistent with your position as are assigned to you from time to time by the person to whom you report. You shall be located primarily in Nabi's Boca Raton, Florida facilities, but shall travel to other locations from time to time as shall be reasonably required in the course of performance of your duties.

(B) During the Employment Period, you shall serve as a Senior Vice President, Manufacturing Operations. You shall have such duties as are delegated to you by the person to whom you report provided that such duties shall be reasonably consistent with those duties assigned to executive officers having similar titles in organizations comparable to Nabi.

7. TERMINATION:

(A) The Employment Period shall terminate upon your death. You may also terminate the Employment Period upon thirty (30) days' prior written notice to Nabi. Any termination pursuant to this Section 7(A) shall not affect any bonus compensation applicable to the year of such termination, provided that any bonus compensation payable pursuant to Section 3 of this Agreement shall be pro rated as provided for in Section 3.

(B) Nabi may terminate the Employment Period in the event of (a) your inability to perform the essential functions of your position, with or without reasonable accomodation for any three (3) consecutive months as the result of mental or physical incapacity (Nabi shall have sole discretion to determine whether you are unable to perform the essential functions of your position) or (b) for "cause", which is defined as (i) commission of fraud or embezzlement or other felonious acts by you, (ii) your refusal to comply with reasonable directions in connection with the performance of your duties as provided for in Section 6 of this Agreement after notice of such failure is delivered to you, (iii) failure to comply with the provisions of Section 9 or 10 of this Agreement or (iv) your gross negligence in connection with the performance of your duties as provided for




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in this Agreement, which gross negligence causes material damage to Nabi, provided that, in the event of termination under this clause (B), you shall receive ten (10) days' notice of such failure prior to termination and a determination must be made by Nabi's Board of Directors or a duly appointed committee of the Board, after you are afforded an opportunity to be heard, that it is, at the date of such termination, reasonable to conclude that grounds for such termination under this clause (B) still exists.

(C) Nabi may otherwise terminate the Employment Period upon thirty (30) days' prior notice to you.

(D) Your confidentiality and non-competition agreements set forth in Sections 9 and 10 below shall survive the termination of your employment regardless of the reasons therefor.

8. SEVERANCE:

(A) In the event that (a) your employment terminates pursuant to Section 7C or
(b) within thirty (30) days after the expiration of the Employment Period, either you give notice of termination of employment to the Company or the Company gives you notice of termination of employment other than for cause (as defined above) or disability, and provided that within thirty (30) days prior to the expiration of the Employment Period Nabi had not offered to renew this Agreement on terms no less favorable to you than the terms then in effect, you shall receive the benefits set forth in Section 8B and 8C. In the event your employment terminates pursuant to Section 7B (a), or as a result of your death, the benefit set forth in Section 8C shall be initiated.

(B) Based on the effective date of such termination, Nabi will pay you severance pay of twelve (12) months of your annual base salary as in effect at the time of such termination ("Severance Pay") and maintain in effect for a twelve (12) month period such fringe benefits as are accorded to other similarly situated employees (to the extent allowed under, and subject to the limitations of, applicable plans). Severance Pay provided for in this paragraph shall be made in twenty-six (26) equal bi-weekly installments.

(C) All non-vested stock options, restricted stock or similar incentive equity instruments pursuant to the Company's 1998 Employee Non-Qualified Stock Option Plan or 2000 Equity Incentive Plans and/or successor plans (the "Options") shall immediately vest. All such "Options" shall be exercisable for one (1) year past termination date, except that no "Options" shall be exercisable beyond the original "Option" expiration date. To the extent the terms of any "Options" are inconsistent with this Agreement, the terms of this Agreement shall control.

(D) All payments or benefits to you under this Section 8 (other than payments or benefits already accrued and otherwise due under Nabi's employee benefit plans or




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programs, or as a result of your death) will not be given unless you execute
(and do not rescind) a written employment termination agreement in a form prescribed by Nabi, which includes a general release of all claims against Nabi and related parties with respect to all matters occurring prior to or on the date of the release, including (but not limited to) employment matters or matters in connection with your termination.

9. CONFIDENTIALITY: You acknowledge that your duties as described in Section 6 of this Agreement will give you access to trade secrets and other confidential information of Nabi and/or its affiliates, including but not limited to information concerning production and marketing of their respective products, customer lists, and other information relating to their present or future operations (all of the foregoing, whether or not it qualifies as a "trade secret" under applicable law, is collectively called "Confidential Information"). You recognize that Confidential Information is proprietary to each such entity and gives each of them significant competitive advantage.

Accordingly, you shall not use or disclose any of the Confidential Information during or after the Employment Period, except for the sole and exclusive benefit of the relevant company. Upon any termination of the Employment Period, you will return to the relevant company's office all documents, computer electronic information and files, e.g., diskettes, floppies etc. and other tangible embodiments of any Confidential Information. You agree that Nabi would be irreparably injured by any breach of your confidentiality agreement, that such injury would not be adequately compensable by monetary damages, and that, accordingly, the offended company may specifically enforce the provisions of this Section by injunction or similar remedy by any court of competent jurisdiction without affecting any claim for damages.

10. NON-COMPETITION:

(A) You acknowledge that your services to be rendered are of a special and unusual character and have a unique value to Nabi the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value of the services, and because of the Confidential Information to be obtained by or disclosed to you, and as a material inducement to Nabi to enter into this Agreement and to pay to you the compensation referred to above and other consideration provided, you covenant and agree that you will not, during the term of your employment by Nabi and for a period of one (1) year after termination of such employment for any reason whatsoever, you will not, directly or indirectly, (a) engage or become interested, as owner, employee, consultant, partner, through stock ownership (except ownership of less than five percent of any class of securities which are publicly traded), investment of capital, lending of money or property, rendering of services, or otherwise, either alone or in association with others, in the operations, management or supervision of any type of business or enterprise engaged in any business which is competitive with any business of Nabi (a "Competitive Business"), (b) solicit or accept orders from any current or past customer of Nabi for products or services offered or sold by, or



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competitive with products or services offered or sold by, Nabi, (c) induce or attempt to induce any such customer to reduce such customer's purchase of products or services from Nabi, (d) disclose or use for the benefit of any Competitive Business the name and/or requirements of any such customer or (e) solicit any of Nabi's employees to leave the employ of Nabi or hire or negotiate for the employment of any employee of Nabi.

(B) You have carefully read and considered the provisions of this Section and
Section 9 and having done so, agree that the restrictions set forth (including but not limited to the time period of restriction and the world wide areas of restriction) are fair and reasonable (even if termination is at our request and without cause) and are reasonably required for the protection of the interest of Nabi, its officers, directors, and other employees. You acknowledge that upon termination of this Agreement for any reason, it may be necessary for you to relocate to another area, and you agree that this restriction is fair and reasonable and is reasonably required for the protection of the interests of Nabi, their officers, directors, and other employees.

(C) In the event that, notwithstanding the foregoing, any of the provisions of this Section or Section 9 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though invalid or unenforceable parts had not been included therein. In the event that any provision of this Section relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become, and thereafter be, the maximum time period and/or area which such court deems reasonable and enforceable.

(D) With respect to the provisions of this Section, you agree that damages, by themselves, are an inadequate remedy at law, that a material breach of the provisions of this Section would cause irreparable injury to the aggrieved party, and that provisions of this Section 10 may be specifically enforced by injunction or similar remedy in any court of competent jurisdiction without affecting any claim for damages.

11. MISCELLANEOUS: This Agreement and the rights and obligations of the parties pursuant to it and any other instruments or documents issued pursuant to it shall be construed, interpreted and enforced in accordance with the laws of the State of Florida, exclusive of its choice-of-law principles. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns. The provisions of this Agreement shall be severable and the illegality, unenforceability or invalidity of any provision of this Agreement shall not affect or impair the remaining provisions hereof, and each provision of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law. In any suit, action or proceeding arising out of or in connection with this Agreement, the prevailing party shall be entitled to receive an award of the reasonable related amount of attorneys' fees and



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disbursements incurred by such party, including fees and disbursements on appeal. This Agreement is a complete expression of all agreements of the parties relating to the subject matter hereof, and all prior or contemporaneous oral or written understandings or agreements shall be null and void except to the extent set forth in this Agreement.

This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the party to be charged therewith. All notices required and allowed hereunder shall be in writing, and shall be deemed given upon deposit in the Certified Mail, Return Receipt Requested, first-class postage and registration fees prepaid, and correctly addressed to the party for whom intended at its address set forth under its name below, or to such other address as has been most recently specified by a party by one or more counterparts, each of which shall constitute one and the same agreement. All references to genders or number in this Agreement shall be deemed interchangeably to have a masculine, feminine, neuter, singular or plural meaning, as the sense of the context required.



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\If the foregoing confirms your understanding of our agreements, please so indicate by signing in the space provided below and returning a signed copy to us.

                                       Nabi

                                       5800 Park of Commerce Boulevard, N.W.
                                       Boca Raton, Florida 33487


                                       By: /s/ Thomas H. McLain
                                           -------------------------------------
                                           Thomas H. McLain
                                           Chief Operating Officer

Accepted and agreed:

/s/ C. Thomas Johns
----------------------------------
C. Thomas Johns
382 SW 5th Way
Boca Raton, FL 33432





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